EXHIBIT 16.1

December 19, 2017

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

ProBility Media Corporation (the “Company”) provided to us a copy of the Company’s response to Item 4.01 of Form 8-K, dated December 19, 2017. We have read the Company’s statements included under Item 4.01 of its Form 8-K and we agree with such statements insofar as they relate to our firm.

Very truly yours,

/s/ LBB & ASSOCIATES LTD., LLP

LBB & ASSOCIATES LTD., LLP